                                                                  Exhibit 10.2


                                FITNESS HOLDINGS, INC.
                                 5020 FRANKLIN DRIVE
                                PLEASANTON, CA  94588

                                  December 22, 1997


VIA PERSONAL DELIVERY

Mark S. Mastrov
1894 Highway 50E #4-218
Carson City, NV  89701

     RE:  EMPLOYMENT AGREEMENT
          EXTENSION OF TERM

Dear Mark:

     This letter is intended to memorialize the terms upon which we have mutually agreed to extend the term of your employment with Fitness Holdings Inc. (the "Company") for the period January 1, 1998 through December 31, 1998. The terms and conditions of your employment for this period shall the same as the terms and conditions set forth in that certain Employment Agreement by and between you and the Company and effective as of January 1, 1997 ("Employment Agreement"), except as follows:

     (a) SALARY. Your base salary which shall be payable in equal monthly installments and which shall be subject to withholding and other applicable taxes shall be paid at an annual rate of Five Hundred Fifty Thousand Dollars ($550,000.00).

     (b) EBITDA BONUS. The schedule used to determine the cash incentive bonus based upon Company EBITDA and as described in Section 4(b)(i) of the Employment Agreement shall be the schedule attached hereto as Schedule 1, as modified by final approval of the 1998 budget by the Board of Directors.

     (c) TARGET ACHIEVEMENT GOALS BONUS. The Target Achievement Goals used to determine the cash incentive bonus described in Section 4(b)(ii) of the Employment Agreement shall be the goals set forth on the attached Schedule 2.

     (d)  EXPENSES.  Your allowance for automobile expenses as set forth in
Section 5(a) shall be Two Thousand Five Hundred Dollars ($2,500.00) per month.

Mark S. Mastrov
December 22, 1997
Page 2


     (e) STOCK OPTIONS. On January 1, you shall receive an option grant to purchase 10,000 shares of common stock in the Company at the fair market value of such stock as of December 31, 1997 and as approved by the Board of Directors of the Company. This option shall be governed by and subject to all of the terms of the Company's employee stock option plan.

Except as expressly set forth above, all other terms and conditions of the Employment Agreement shall remain in full force and effect. Assuming that you are in agreement with the terms of this letter, please sign and date this letter in the spaces indicated below and return a fully signed copy of this letter to me.

                                        Sincerely,



                                        David King
                                        Chairman

AGREED AND ACCEPTED:


/s/ Mark S. Mastrov
-------------------------
Mark S. Mastrov


Date:   date
     --------------------

Mark S. Mastrov
December 22, 1997
Page 3


FITNESS HOLDINGS
Mark Mastrov Bonus - 1998

                    Schedule 1


  EBITDA                                    % of
   % of                         Bonus     Increase
   Goal    EBITDA   % Bonus     ($000)    in EBITDA
   ----    ------   -------     ------    ---------
  80.0%   42,640     70.0%       525
  82.5%   43,973     71.7%       538        0.9%
  85.0%   45,305     73.9%       555        1.3%
  87.5%   46,638     76.8%       576        1.6%
  90.0%   47,970     80.3%       602        1.9%
  92.5%   49,303     84.3%       632        2.3%
  95.0%   50,635     89.0%       667        2.6%
  97.5%   51,968     94.2%       707        3.0%
----------------------------------------------------
 100.0%   53,300    100.1%       750        3.3%
----------------------------------------------------
 102.5%   54,633    106.5%       799        3.6%
 105.0%   55,965    113.5%       851        4.0%
 107.5%   57,298    121.2%       909        4.3%
----------------------------------------------------
 110.0%   58,630    129.4%       970        4.6%
----------------------------------------------------
 112.5%   59,963    138.2%     1,037        5.0%
 115.0%   61,295    147.6%     1,107        5.3%
 117.5%   62,628    157.6%     1,182        5.6%
----------------------------------------------------
 120.0%   63,960    168.3%     1,262        6.0%
----------------------------------------------------

Mark S. Mastrov
December 22, 1997
Page 4

                                   Schedule 2
                           (Target Achievement Goals)


(1) Achieving "same club sales growth" for 1998 vs 1997 at or above 8%.

(2) Achieving Miscellaneous Revenues (Personal Training, Nutrition, Retail) at or above 10% of Gross Revenues for 1998.

(3) Achieve new greenfield and acquisition club growth as approved by the Board of Directors and the Company Plan.

(4) Prepare a plan, to be approved by the Board, by October 1, 1998 for the Southwest Division's "changes after the Earnout".

(5) Complete a Senior level Compensation Package Plan.

(6) Establish programs for the rollout of the new Information Technology systems, 24 Hour University and the Retail products concept.

                             EMPLOYMENT AGREEMENT

     This agreement ("Agreement") is effective as of the 1ST DAY OF JANUARY 1997 by and between FITNESS HOLDINGS, INC. a Delaware corporation, with offices at 5020 Franklin Drive, Pleasanton, CA 94588 (the "Company"), and MARK
S. MASTROV, an individual with an address of P.O. Box 5141-317, San Ramon, CA 94583 (the "Employee").

                                   RECITALS

     WHEREAS, the Employee has been and is presently in the employ of the Company and is presently serving as Chief Executive Officer and President of the Company;

     WHEREAS, the Employee possesses and intimate knowledge of the business and affairs of the Company and its policies, procedures, methods and personnel;

     WHEREAS, the Company desires to secure the continued services and employment of the Employee on behalf of the Company, and the Employee desires to continue in the employment of the Company, upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

1. EMPLOYMENT. The Company hereby employees the Employee as Chief Executive Officer and President of the Company (and Chief Executive Officer and President of the Company's wholly-owned subsidiary 24 Hour Fitness,
    Inc.), and the Employee accepts such employment for the term of the employment specified in Section 3 below (the "Employment Term"). During the Employment Term, the Employee shall serve as the Chief Executive Officer and President of the Company, performing such duties as shall be reasonably required of an executive-level employee of the Company, reporting only to the Board of Directors of the Company (the "Board"), and shall have such other powers and perform such other additional executive duties as may from time to time be assigned to him by the Board.

2. PERFORMANCE. The Employee will serve the Company faithfully and to the best of his ability and will devote substantially all of his time, energy, experience and talents during regular business hours and as otherwise reasonably necessary to such employment, to the exclusion of all other business activities.

3.  EMPLOYMENT TERM.

    a) INITIAL TERM. The Employment Term shall begin on the date of this Agreement and continue until December 31, 1997.

    b) EXTENSION OF TERM. The Employment Term shall be automatically extended for five (5) successive one (1) year periods on the terms and conditions set forth herein; provided, however, the terms of Section 4 (Compensation) and the goals set forth on Schedule 1 (Target Achievement Goals) shall be reestablished for each such successive year. The Company and Employee shall use their good faith efforts to agree upon such terms and goals no later than thirty (30) days prior to the expiration of the then current year of the Employment Term. In the event that the Company and Employee do not agree upon such terms and goals by said date, this Agreement shall terminate on December 31 of the then current year of the Employment Term.

    c) Employment during the Employment Term, as said term may be extended, shall at all times be subject to termination at will.

4.  COMPENSATION.

    a) SALARY. During each year of the Employment Term, the Company shall pay the Employee a base salary, payable in equal monthly installments, subject to withholding and other applicable taxes, at an annual rate of Five Hundred Thousand Dollars ($500,000.00)

    b) CASH INCENTIVE BONUS.

       i) The Company may pay the Employee for each year of the Employment Term a bonus of up to Five Hundred Thousand Dollars ($500,000.00) based upon the Company's achievement of it's budgeted Cash Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") as adjusted for multi-club acquisitions. Such bonus will be paid at 100% if the Company's EBITDA is equal to the EBITDA approved by the Board and on a pro rata basis, as reflected on Schedule 1, to the extent that the Company's EBITDA is between 80% and 120% of the budgeted amount. In the event that EBITDA is an amount between the specified amounts set forth on Schedule 1, said bonus shall be determined with reference to the formula upon which Schedule 1 is based. Said bonus shall be subject to withholding and other applicable taxes.

       ii) A performance bonus of $300,000 or higher for each year of the Employment Term will be paid for achievement of the Target Achievement Goals set forth on Schedule 2 hereto. Said bonus shall be subject to withholding and other applicable taxes.

    c) ADDITIONAL BENEFITS. In addition to the other compensation payable to the Employee hereunder, during the Employment Term, the Company shall permit the Employee to participate in any and all group life insurance plans, medical and dental health benefit plans and employee benefit plans and the like maintained by or on behalf of the Company for its executives.

    d) PAID TIME OFF. Employee shall be entitled to 30 days of paid vacation during each calendar year of the employment, pro rated for any partial year. Vacation may only be taken at times mutually convenient for the Company and Employee. No more than four weeks of vacation time may be accrued at any time. The Company may elect to pay out all accrued and unused vacation time as of December 31, in January or February of the following year. Such pay out will be at the then prevailing rate of annual compensation.

Employee shall be entitled to paid sick leave each year pursuant to the Company's established sick leave policy in effect for such year
(currently 2 days are allowed). Company's sick leave policy for employees may be changed from time to time by the Board. Unused sick leave shall not accumulate from year to year, nor shall Employee be compensated for unused sick leave.

Employee shall also be entitled to 6 floating holidays during the calendar year. If any of the floating holidays have not been taken by December 31, then the unused amount will be paid to the employee no later than February 28 of the following year.

5. EXPENSES. The Employee shall be reimbursed by the Company for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with policies established by the Board from time to time and upon receipt of appropriate documentation. In addition, the Company will reimburse the employee monthly (a) Two

     Thousand Dollars ($2,000.00) for automobile cost and (b) in addition for full out-of-pocket insurance and maintenance of such automobile.

6. SECRET PROCESSES AND CONFIDENTIAL INFORMATION. For the Employment Term and thereafter, (a) the Employee will not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required after prompt notice to the Company of any such order), directly or indirectly, other than in the regular and proper course of business of the Company, any confidential knowledge or information with respect to the operations or finances of the Company or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company and (b) the Employee will not use, directly or indirectly, any confidential information for the benefit of anyone other than the Company; provided however, that the Employee has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the public other than through disclosure by the Employee. All new processes, techniques, know-how, inventions, plans, products, patents and devices developed, made or invented by the Employee, alone or with others, while an employee of the Company, shall be and become the sole property of the Company, unless released in writing by the Company, and the Employee hereby assigns any and all rights therein or thereto to the Company.

     During the term of this Agreement and thereafter, Employee shall not take any action to disparage or criticize to any third parties any of the services of the Company or to commit any other action that injures or hinders the business relationships of the Company.

     All files, records, documents, memorandums, notes or other documents relating to the business of Company, whether prepared by Employee or otherwise coming into this possession in the course of the performance of his services under this Agreement, shall be the exclusive property of Company and shall be delivered to Company and not retained by Employee upon termination of this Agreement for any reason whatsoever.

     The provisions of this section requiring assignment of inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit A).

7. TERMINATION. The employment of the Employee hereunder shall automatically terminate at the end of the Employment Term, unless the parties hereto mutually agree otherwise in writing, at least 30 days prior to expiration of the Employment Term.

8. INSURANCE. The Company may purchase insurance on the life of the Employee, and if it does so, the Employee shall cooperate fully by performing all the requirements of the life insurer which are necessary conditions precedent to the issuance of the life insurance policy issued by it.

9. SEVERANCE. If the Employee's employment is terminated by the Company without "cause" or by the Employee for "good reason" (each as defined in the Amended and Restated Stockholders Agreement, dated as of July 1, 1996 by and among the Company, the Employee and various other parties; PROVIDED that "good reason" shall be interpreted consistent with the provisions of
     Section 10 of this Agreement), then the Employee shall be entitled to (i) medical and dental benefits as of the date of termination for a period not to exceed six months (which shall be terminated sooner to the extent provided by another employer) and (ii) severance compensation for the 18 months following any such termination, payable in equal monthly installments, subject to withholding and other applicable taxes, at an annual rate of Five Hundred Thousand Dollars ($500,000.00). In addition, the Employee will be entitled to a PRO RATA portion of the bonus compensation referred to in Section 4 (b) hereof as projected from the year-to-date performance, such compensation to be awarded at the discretion of the Board of Directors of the Company.

10. GOOD REASON. Clause 2.5(c)(i) of the Stockholders Agreement defines "good reason" to include "a significant reduction in the authorities, duties or responsibilities of such Management Stockholder." As applied to the Employee, the parties hereto agree that any position other than chief executive officer, reporting only to the Board of Directors of the Company, and to whom all other employees report, directly or indirectly, would constitute a "significant reduction in all authorities, duties or responsibilities" of the Employee. This interpretation shall govern for all purposes, including application of the Stockholders Agreement, this Agreement and any option agreements entered into by the Employee and the Company.

11. NOTICE. Any notices required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or when mailed, certified or registered mail, postage prepaid, to the following addresses:

     If to the Employee:

     Mark S. Mastrov
     1894 Highway 50E #4-218 Carson City, NV 89701

     If to the Company:

     Fitness Holdings, Inc.
     5020 Franklin Drive
     Pleasanton, CA 94588
     Attention: Board of Directors

     With a copy to:

     McCown De Leeuw & Co.
     101 East 52nd Street, 31st Floor
     New York, NY 10022
     Attention: David E. King

12.  GENERAL.

     a) GOVERNING LAW. The terms of this Agreement shall be governed by and construed under the laws of the State of California.

     b) ASSIGNABILITY. The Employee may not assign his interest in or delegate his duties under this Agreement. Notwithstanding anything else in this Agreement to the contrary, the Company may assign this Agreement to and all rights hereunder shall inure to the benefit of its wholly-owned subsidiary 24 Hour Fitness, Inc. or any person, firm or corporation succeeding to all or substantially all of the business or assets of the Company by purchase, merger or consolidation.

     c) ENFORCEMENT COSTS. In the event that either the Company or the Employee initiates an action or claim to enforce any provision or term of this Agreement, the costs and expenses (including attorney's fees) of the prevailing party shall be paid by the other party, such party to be deemed to have prevailed if such action or claim is concluded pursuant to a court order or final judgment which is not subject to appeal, a settlement agreement or dismissal of the principle claims.

     d) BINDING EFFECT: This Agreement is for the employment of Employee, personally and for the services to be rendered by him and no other person. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, personal representatives, heirs and legatees.

     e) ENTIRE AGREEMENT; MODIFICATION. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and may not be modified or amended in any way except in writing by the parties hereto.

     f) DURATION. Notwithstanding the term of employment hereunder, this Agreement shall continue for so long as any obligations remain under this Agreement.

     g) SURVIVAL. The covenants set forth in Section 6 of this Agreement shall survive and shall continue to be binding upon Employee notwithstanding the termination of this Agreement for any reason whatsoever. The covenants set forth in Section 6 of this Agreement shall be deemed and construed as separate agreements independent of any other provision of this Agreement. The existence of any claim or cause of action by Employee against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of any or all covenants. It is expressly agreed that the remedy at law for the breach or any such covenant is inadequate and that injunctive relief shall be available to prevent the breach or any threatened breach thereof.

          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement the day and year first written above.

FITNESS HOLDINGS, INC.


By:                                     By:
   --------------------------------        --------------------------------
     David E. King, Chairman                 Mark S. Mastrov

                                                                      EXHIBIT A

                         CALIFORNIA LABOR CODE SECTION 2870

                    EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

Section 2870 of the California Labor Code is as follows:

a) Any provision is an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

     1) Relate at the time of conception; or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

     2)   Result from any work performed by the employee for the employer.

b) To the extent a provision is an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

FITNESS HOLDINGS
Mark Mastrov Bonus

                         Schedule 1

BITDA                                                % of
% of                                       Bonus    increase
goal       EBITDA              % bonus    ($000)    in EBITDA
----       ------              -------    ------    ---------
 80.0%     36,062                70.0%       350
 82.5%     37,189                70.9%       355         0.4%
 85.0%     38,316                72.7%       363         0.8%
 87.5%     39,443                75.2%       376         1.1%
 90.0%     40,570                78.6%       393         1.5%
 92.5%     41,697                82.7%       414         1.8%
 95.0%     42,824                87.7%       438         2.2%
 97.5%     43,951                93.4%       467         2.5%
-------------------------------------------------------------
100.0%     45,078               100.0%       500         2.9%
-------------------------------------------------------------
102.5%     46,205               107.3%       537         3.3%
105.0%     47,332               115.5%       577         3.6%
107.5%     48,459               124.4%       622         4.0%
-------------------------------------------------------------
110.0%     49,586               134.1%       671         4.3%
-------------------------------------------------------------
112.5%     50,713               144.7%       723         4.7%
115.0%     51,840               156.0%       780         5.0%
117.5%     52,967               168.2%       841         5.4%
-------------------------------------------------------------
120.0%     54,094               181.1%       906         5.7%
-------------------------------------------------------------

                                     Schedule 2
                             (Target Achievement Goals)


(1)  Achieving "same club sales growth" for 1997 vs 1996 at or above 7%.

(2) Achieving Miscellaneous Revenues (Personal Training, Nutrition, Retail) at or above 10% of Gross Revenues for 1997

(3) Engage an executive search firm and begin the interview process to hire a highly qualified COO, as approved by the Board.

(4)  Open budgeted new clubs on or ahead of schedule during 1997

(5) Stay within the Board of Directors' approved Capital Expenditure Budget for new clubs as well as Maintenance Capital Expenditures for existing clubs.